Exhibit 10.1

CALIX, INC.

AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

EFFECTIVE SEPTEMBER 6, 2017

INTRODUCTION

This Calix, Inc. Amended and Restated Executive Change in Control and Severance Plan (this “Plan”) sets forth the severance benefits available to certain executives of Calix, Inc. (the “Company”) at the level of Vice President and above who meet the eligibility requirements set forth in Section 1 below in the event of a termination of employment or a Change in Control (as defined below). Effective as of the Effective Date, this Plan amends and restates in its entirety the Calix, Inc. Executive Change in Control and Severance Plan dated July 20, 2010. Each executive of the Company who is at a level of Vice President or above and meets the eligibility requirements set forth in Section 1 below is eligible to participate in the Plan, and the Plan is intended to replace any existing employment agreement between the Company and such employee regarding severance or Change in Control. The goal is to create an equitable and consistent program for such executives that is commensurate with their level of employment, and to protect the Company’s stockholders and other stakeholders by mitigating agency conflicts that may arise in any future transaction involving a termination of employment from the Company or Change in Control.

PLAN PROVISIONS

1.General Eligibility. You will only be eligible to participate in this Plan (a “Participant”) if you are a common law employee of the Company, your official Company title (as provided in the Company’s human resource information system) is listed on Schedule A attached hereto, you principally perform services for the Company in the United States and your customary employment is 20 hours or more per week. As a Participant, you shall remain eligible for this Plan in the case of sick leave, military leave or any other leave of absence approved pursuant to the regular leave policy of the Company.

2.Severance Benefits. If you are a Participant at a level specified in Group A, B or C on Schedule A hereto and if, outside of a Change in Control Period (as defined below), you experience a Covered Termination (as defined below), then, subject to (i) you executing and not revoking during any applicable revocation period a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “Release”) within sixty (60) days (or such shorter period specified by the Company) following the date of your Covered Termination and (ii) your continued compliance with the restrictive covenants set forth in Section 20 below, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, you will be entitled to receive the following benefits described in this Section 2.

(a)Severance Payment. You will be entitled to receive a severance payment equal to the Severance Multiplier (as defined below) multiplied by your annual base salary in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(b)Pro Rata Bonus Payment. You will be entitled to receive an additional severance payment equal to the Severance Multiplier multiplied by a pro-rated portion of your annual target bonus opportunity based upon the actual number of days you were employed by the Company during the fiscal year in which your Covered Termination occurs, payable in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(c)Accelerated Vesting. Each outstanding equity award that you hold as of the date of your Covered Termination will vest and, if applicable, become exercisable to the same extent such equity award would have vested had you continued to remain employed by the Company during the Severance Period (as defined below).

(d)Continued Healthcare. Subject to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”) or similar applicable law, the Company will pay, or, at its election, reimburse you for, premiums for health insurance coverage to the same extent it paid health insurance premiums on your behalf as of immediately prior to your termination of employment if you elect to continue health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar applicable law (this health coverage is generally referred to as “Company-Paid Premiums”). The Company-Paid Premiums will continue for the Severance Period; provided, however, that the Company-Paid Premiums will terminate earlier if you cancel the underlying coverage or such coverage otherwise ends sooner because you become eligible for and elect health coverage with another employer. If your Company-Paid Premiums included your dependents immediately prior to your termination of employment, the Company will continue to pay for the premiums of such dependents after your termination of employment to the same extent, and for the same duration, as are paid by the Company for you unless you elect otherwise.

3.Change in Control Benefits. If you are a Participant at a level specified in Group A, B, C or D on Schedule A hereto and if, during the period of time commencing sixty (60) days prior to a Change in Control and ending twelve (12) months following the Change in Control (the “Change in Control Period”), you experience a Covered Termination, then, subject to (i) you executing and not revoking during any applicable revocation period a Release within sixty (60) days (or such shorter period specified by the Company) following such termination of employment and (ii) your continued compliance with the restrictive covenants set forth in Section 20 below, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law and in lieu of any benefits set forth in Section 2 above, you will be entitled to receive the following benefits described in this Section 3.

(a)Severance Payment. You will be entitled to receive a severance payment equal to the Change in Control Multiplier multiplied by your annual base salary in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(b)Bonus Payment. You will be entitled to receive an additional severance payment equal to the Change in Control Multiplier multiplied by your annual target bonus opportunity in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(c)Pro Rata Bonus Payment. Upon attainment of the performance criteria with respect to your annual target bonus opportunity for the fiscal year in which your Covered Termination occurs, a pro-rated portion of such annual variable cash incentive based upon the actual number of days you were employed by the Company during such fiscal year, payable in a cash lump sum, less applicable withholding obligations, when bonuses for such fiscal year are paid to executive level employees generally (but in no event later than two and one-half months following the end of such fiscal year).

(d)Accelerated Vesting. Each outstanding equity award that you hold as of the date of your Covered Termination will vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares subject thereto.

(e)Continued Healthcare. Subject to the requirements of the Code or similar applicable law, your Company-Paid Premiums will continue for the Change in Control Severance Period; provided, however, that the Company-Paid Premiums will terminate earlier if you cancel the underlying coverage or coverage otherwise ends sooner because you become eligible for and elect health coverage with another employer. If your Company-Paid Premiums included your dependents immediately prior to your termination of employment, the Company will continue to pay the premiums for such dependents after your termination of employment to the same extent, and for the same duration, as are paid by the Company for you unless you elect otherwise.

4.Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

(a)Affiliate. “Affiliate” means any company controlled by, controlling or under common control with the Company.

(b)Board. “Board” means the Board of Directors of the Company.

(c)Cause. “Cause” means:

(i)your repeated intentional failure to perform, or repeated gross negligence in the performance of, one or more of your essential duties and responsibilities to the Company and/or your failure to follow the lawful directives of the Board;

(ii)your extended or repeated absence from the Company’s offices and/or active participation in Company and/or leadership team meetings other than as a result of Company-related travel or Board-approved time off;

(iii)your deliberate and material violation of any Company policy;

(iv)your conviction of a felony or your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

(v)your unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

(vi)your willful breach of any of your material obligations under any written agreement or covenant with the Company; or

(vii)your death or any disability that renders you, in the good faith determination of the Board, unable to perform the essential duties and responsibilities of your job.

(d)Change in Control. “Change in Control” means and includes each and all of the following occurrences:

(i)a transaction or series of transactions (other than an offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) (other than the Company or any of its Affiliates or an employee benefit plan maintained by the Company or any of its Affiliates) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the preceding or subsequent paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two- thirds of the directors then still in office who either were directors at the beginning of the two- year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

A.
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

B.
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount that constitutes Deferred Compensation and is subject to Section 409A of the Code, the transaction must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(e)Change in Control Multiplier. “Change in Control Multiplier”

(i)With respect to a Participant at a level specified in Group A on Schedule A hereto, two (2);

(ii)With respect to a Participant at a level specified in Group B on Schedule A hereto, one (1);

(iii)With respect to a Participant at a level specified in Group C on Schedule A hereto, three-quarters (0.75); and

(iv)With respect to a Participant at a level specified in Group D on Schedule A hereto, one-quarter (0.25).

(f)Change in Control Severance Period. “Change in Control Severance Period” means that period of time commencing upon a Participant’s termination of employment and ending upon:

(i)With respect to a Participant at a level specified as Group A on Schedule A hereto, the second anniversary thereof;

(ii)With respect to a Participant at a level specified as Group B on Schedule A hereto, the first anniversary thereof;

(iii)With respect to a Participant at a level specified as Group C on Schedule A hereto, the nine (9)-month anniversary thereof; and

(iv)With respect to a Participant at a level specified as Group D on Schedule A hereto, the three (3)-month anniversary thereof.

(g)Covered Termination. “Covered Termination” means the termination of any Participant that occurs (i) involuntarily by the Company for reasons other than Cause, death or disability or (ii), only during a Change in Control Period, voluntarily by the Participant for Good Reason. For the avoidance of doubt, a termination shall not be considered a Covered Termination if a Participant voluntarily terminates his/her employment for any reason, including for Good Reason, outside of a Change in Control Period.

(h)Good Reason. “Good Reason” means the occurrence of one or more of the following, without your express written consent, during a Change in Control Period:

(i)a material reduction of your duties or responsibilities (taken as a whole), relative to your duties or responsibilities as in effect immediately prior to such reduction, provided, that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for your resignation for Good Reason hereunder;

(ii)a reduction by the Company in your targeted total cash compensation of more than ten percent (10%) from your targeted total cash compensation in effect immediately prior to such reduction, except in connection with a reduction in targeted total cash compensation affecting all executive level employees of the Company;

(iii)the Company’s material breach of any of its obligations under your offer letter or employment agreement, including, without limitation, failure to obtain a successor’s assumption of any such agreement; or

(iv)a material relocation of your principal office to a place more than thirty (30) miles from its then present location, except that required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to change shall not be considered a relocation.

A resignation will not be for Good Reason unless the event or condition giving rise to such resignation continues more than thirty (30) days following your written notice of such event or condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.

(i)Plan Administrator. “Plan Administrator” means the Compensation Committee of the Board.

(j)Severance Multiplier. “Severance Multiplier” means:

(i)With respect to a Participant at a level specified as Group A on Schedule A hereto, one (1);

(ii)With respect to a Participant at a level specified as Group B on Schedule A hereto, one (1); and

(iii)With respect to a Participant at a level specified as Group C on Schedule A hereto, one-half (0.5).

(k)Severance Period. “Severance Period” means that period of time commencing upon a Participant’s termination of employment and ending upon:

(i)With respect to a Participant at a level specified as Group A on Schedule A hereto, the first anniversary thereof;

(ii)With respect to a Participant at a level specified as Group B on Schedule A hereto, the first anniversary thereof; and

(iii)With respect to a Participant at a level specified as Group C on Schedule A hereto, the six (6)-month anniversary thereof.

5.     Best Pay Provision. Notwithstanding anything in the Plan to the contrary, if any payment or benefit (including without limitation, any accelerated vesting of equity awards) you would receive pursuant to the Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. If a reduction in a Payment is to be made, the reduction in Payment will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

6.Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce your severance benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to you by the Company in connection with your termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any individual agreement between you and the Company or any Company agreement, arrangement, policy or practice relating to your termination of employment with the Company. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

7.Effective Date of Plan. This Plan shall be effective as of September 6, 2017 (the “Effective Date”).

8.Amendment and Termination of this Plan. The Plan may be terminated or amended in any respect by resolution adopted by the Compensation Committee of the Board, provided, that during a Change in Control Period, no amendment or termination of the Plan shall impair any rights of or obligations to any Participant under this Plan unless such Participant expressly consents to such amendment or termination.

9.Plan Administration. The Plan Administrator shall have discretionary authority to construe and interpret the terms of the Plan, to determine eligibility and to make all other determinations under the Plan.

10.Arbitration.

(a)Dispute Resolution. Without limiting any rights to seek equitable relief in a court in accordance with Section 20 below and except as provided herein, any and all disputes which arise out of or relate to your employment, the termination of your employment, or the terms of this Plan shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and, as a condition to participate in this Plan, you expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way your employment with the Company or its termination. The only claims not covered by this paragraph, which shall instead be resolved pursuant to applicable law, are: (i) claims under unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.

(b)Location. Arbitration will be conducted in San Francisco, California. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

(c)Costs. During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee and (ii) the cost of the initiation of the arbitration. Each party to such arbitration shall bear his, her or its own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.

(d)Findings. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. Except as required by applicable law, the arbitration shall be confidential.

(e)Whistle Blower Protection. This arbitration provision does not prohibit you from pursuing an administrative claim with a local, state or federal administrative agency such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the applicable state Workers’ Compensation Board, but this provision does prohibit you from seeking or pursuing court action regarding any such claim. For further avoidance of doubt, nothing in this paragraph or this Plan will be construed to prohibit you from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

11.Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded”. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

12.Plan Application. This Plan shall be the only plan or agreement with respect to which benefits may be provided to you upon a termination of your employment in a manner described in Section 2 or Section 3, as and if applicable, provided, that this Plan shall not adversely affect the express terms of any equity award granted to you by the Company.

13.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of this Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

15.No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Participants and the Company.

16.Governing Law. With respect to each Participant, this Plan shall be administered, interpreted and enforced under the internal laws of the jurisdiction in which such Participant principally performs services for the Company without regard to conflicts of laws thereof.

17.No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

18.Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

19.Section 409A.

(a)Separation from Service. Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan to a Participant that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code, and which is designated under this Plan as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as provided under Section 19(b) of this Plan, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Plan.

(b)Specified Employees. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Plan shall be paid as otherwise provided herein.

(c)Installments. Your right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d)General. To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (i) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section. To the extent applicable, each of the exceptions to Code Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Plan.

20.Restrictive Covenants. To protect the trade secrets and Proprietary Information (as defined below) of the Company and its customers and clients that have been and will be entrusted to you, the business goodwill of the Company and its subsidiaries (collectively, the “Company Group”) that will be developed in and through you and the business opportunities that will be disclosed or entrusted to you by the Company Group, and in exchange for the payments and benefits set forth in this Plan, you acknowledge and agree to the following:

(a)During your employment with the Company and for one year after its termination (to the extent permitted by applicable law), you will not, without the prior consent of the Board, directly or indirectly participate in or assist any business, organization or person other than the Company Group (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) whose business, activities, products or services are competitive with the Business of the Company Group. Notwithstanding the foregoing, this Section 20(a) shall not apply to services rendered by you in California after the date your employment with the Company terminates. For purposes hereof, “Business” means the business of manufacturing, providing or supplying communications software, systems, and services as conducted, planned to be conducted or discussed as being conducted by the Company Group as of the time of determination or, from and after the termination of your employment, as of such date.

(b)During your employment with the Company and for one year after its termination, you will not personally or through others recruit, solicit or induce any employee, independent contractor or consultant of the Company Group to terminate his or her employment or engagement with the Company Group; provided, however, that general public solicitations and advertisements not directed at employees or contractors of the Company Group, and the extension of offers to persons who respond to such general solicitations and advertisements, will not be deemed violations of this provision. During your employment with the Company and for one year after its termination, you will not solicit the business of any customer or client of the Company Group on your own behalf or on behalf of any person or entity other than the Company Group; provided that this sentence shall not apply to services rendered by you in California after the date your employment with the Company terminates.

(c)During your employment with the Company and for one year after its termination, you will not use Proprietary Information (as defined below) to, directly or indirectly, either alone or with any other person, (i) engage in, participate in, work for, render services to or invest in the Business, or any portion thereof, or (ii) aid or abet or give information or financial assistance to any person engaged in the Business, or any portion thereof, in any case, in any region in which the Company Group is then operating or has firm plans to operate. The term “Proprietary Information” shall mean any and all trade secrets, confidential or proprietary knowledge, know-how, data, information or materials that relate to the Company Group’s business, business practices, customer lists, strategies, designs, products, processes, technologies and inventions or that belong to the Company Group, in whatever form and whether or not marked as confidential or proprietary, including, without limitation, all derivatives, improvements and enhancements to any of the above, whether provided to you, or created or developed by you.

(d)This Section 20 is of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company Group irreparable harm. In the event of a breach or threatened breach by you of the provisions of this Section 20, the Company Group shall be entitled to an injunction restraining you from such breach without the need to post bond thereof. Nothing contained in this Section 20 shall be construed as prohibiting the Company from pursuing, or limiting the Company Group’s ability to pursue, any other remedies available for any breach or threatened breach of this Plan by you. The provisions of Section 10 above relating to arbitration of disputes shall not be applicable to the Company Group to the extent it seeks a temporary or permanent injunction in any court to restrain you from violating this Section 20.

(e)Except as specifically provided in this Section 20, the termination of your employment will not have any effect on the continuing operation of this Section 20, and this Section 20 shall continue to apply in accordance with its terms during and after your employment with the Company, whether or not any other provisions of this Plan remain in effect at such time.

Schedule A
Group Listing

Group A Participant(s):

President and Chief Executive Officer

Group B Participant(s)

Executive Vice President
Senior Vice President, Services

Group C Participant(s):

Senior Vice President
Vice President, General Counsel
Vice President, Information Technology
Vice President, Cloud Products
Vice President, Systems Products
Chief Marketing Officer

Group D Participant(s):

Vice President, Sales
Vice President, Supply Chain Operations
Vice President, Services Strategy, Portfolio and Operations